EXHIBIT 99.1


On August 17, 2004, the Registrant issued the following news release:

               "AMERICAN OIL & GAS PROVIDES OPERATIONS UPDATE AND
                        SECOND QUARTER FINANCIAL RESULTS

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced oil and gas revenues of $79,763 and a net loss of $188,705, or one cent per share, for the quarter ended June 30, 2004. For the prior year quarter ended June 30, 2003, the Company reported no revenues and a net loss of $141,424, or one cent per share. For the six months ended June 30, 2004, the Company had oil and gas revenues of $147,677 and a net loss of $350,704, or two cents per share, and for the prior year six months ended June 30, 2003, the Company reported no revenues and a net loss of $377,304, or two cents per share. During the quarter and six month periods ended June 30, 2003, the Company did not have any oil and gas operations, and the primary activities were the raising of capital and the transition into the business of oil and gas exploration and production.

     During the quarter ended June 30, 2004, the Company sold 815 barrels of oil at an average price of $37.47 per barrel, for total oil revenues of $30,527, and sold 11,228 mcf of gas at an average price of $4.39 per mcf, for total gas revenues of $49,236. For the six month period ended June 30, 2004, the Company sold 1,587 barrels of oil at an average price of $34.37 per barrel, for total oil revenues of $54,548, and sold 23,361 mcf of gas at an average price of $3.99 per mcf, for total gas revenues of $93,129. Production taxes and lease operating expenses for the quarter and six month periods ended June 30, 2004 were $14,710 and $34,922, respectively.

     Depreciation, depletion and amortization expense for the quarter ended June 30, 2004 relating to the Company's oil and gas operations was $19,305, or $7.18 per barrel of oil equivalent produced. The Company reflected general and administrative expenses of $233,625 and $141,424 for the current and prior year quarterly periods, respectively. Included in the quarterly amount for 2004 are stock based deferred compensation expense of $70,625 and stock based directors' expense of $15,738.


     At June 30, 2004, the Company had working capital of approximately $1,541,000, approximately $1,838,000 in cash and cash equivalents, $4,433,033 in total assets, a long term asset retirement obligation of $31,507, and $3,967,228 in stockholders' equity. There are currently 25,938,702 common shares outstanding.



Operations Update

     At the Company's Big Sky project in Richland County, Montana, the Matador 1-13H well (13.3% working interest), which is located near the Williams 34x-14 and Frasca 34x-14 wells in the central portion of the fairway, has been drilled and is scheduled for completion in the next few weeks. The Obergfell Trust 13X-13 well (1.67% working interest) has been drilled and completed in the southeastern portion of the producing fairway, approximately 20 miles from the Williams and Frasca wells. The Avenger 1-12H well (6.48% working interest), located in the northwest portion of the fairway, commenced drilling on July 31, 2004 and is expected to take approximately 45 days to drill and complete. During the quarter ended June 30, 2004, cumulative production from the Company's interest in three producing wells at Big Sky was 678 barrels of oil equivalent (gross production of 97,400 boe). The Company expects to participate in four additional wells resulting in ownership of 10 gross wells (approximately 0.7 net well) here by year-end 2004.

     The Company recently reported that it has signed an agreement for a private company to initiate drilling at the Company's Krejci project in Niobrara County, Wyoming. Initial drilling, in which American has the right to participate, is on

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schedule to commence by August 31, 2004. The 39,000 acre Krejci project (50%
working interest, subject to terms of agreement) is targeting the 7,500 foot deep Mowry shale formation. The Company and its partners plan to evaluate several different drilling and completion techniques in the initial phase of development which may include both vertical and horizontal drilling.

     The Company continues technical evaluations within its 103,000 gross acre (50% working interest) Douglas project, located in the southern Powder River Basin of Wyoming. The Company has started to present the Fetter field project, which is located within its Douglas project acreage, to potential industry participants for possible joint venture participation.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website:
www.americanoilandgasinc.com.
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                                      # # #

     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity."